Exhibit 10.1

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

AMENDED AND RESTATED

MARKETING AND SALES SERVICE AGREEMENT

THIS AMENDED AND RESTATED MARKETING AND SALES SERVICE AGREEMENT (the “Agreement”) is entered into and effective as of January 1, 2003 (the “Effective Date”), by and between Lilly ICOS LLC, a Delaware Limited Liability Company (the “Company”), Eli Lilly and Company, an Indiana corporation (“Lilly”), and ICOS Corporation, a Delaware corporation (“ICOS”) (each such entity may be referred to herein as a “Party”). This Agreement amends, restates and supersedes the First Agreement (as defined below).

RECITALS

The Company, Lilly and ICOS entered into a Marketing and Sales Service Agreement dated as of September 30, 1998 (the “First Agreement”). Since that time, the Company, Lilly and ICOS have collaborated on how best to jointly promote the Company’s products to customers in accordance with the terms set forth in the First Agreement. Each Party agrees that such promotional efforts could be enhanced by amending and restating such First Agreement as set forth below.

AGREEMENT

In consideration of the foregoing, and the covenants and promises contained in this Agreement, the Company, Lilly and ICOS agree as follows:

ARTICLE I

DEFINITIONS

As used herein, the following terms will have the following meanings:

1.1 “Affiliate” has the meaning set forth in Section 1.1 of the LLC Agreement.

1.2 “Allocated Business-to-Business Expenses” means the cost of indirect business-to-business activities incurred on behalf of the Company in the Shared Territory associated with Product access, Product availability, Product distribution (excluding any distribution expenses reimbursed under the Manufacturing Services Agreement between the Parties), and Product reimbursement for segments of the business including but not limited to: long-term care, managed care, government, public health authorities and the veterans administration, but only to the extent applicable for the Product. Allocated Business-to-Business Expense does not include direct business-to-business expenses included in Marketing and Other Selling Expenses.

1.3 “Calendar Quarter” means each three (3) month period ending on March 31, June 30, September 30, or December 31.

1.4 “Calendar Year” means the twelve (12) month period ending on December 31st.

1.5 “cGMPs” means current Good Manufacturing Practices pursuant to 21 C.F.R. § 210 et seq., as amended from time to time.

1.6 “Country Detail Allocation” has the meaning assigned to it in section 4.1.

1.7 “Detail” means a person-to-person meeting between a Targeted Physician and a professional sales representative (whether an employee or third-party agent) of Lilly or ICOS during which a presentation of the Product is made to such Targeted Physician as either a Sole Detail, Primary Detail, Secondary Detail or Third Detail. For purposes of this Agreement, “presentation” will mean that the professional sales representative discusses with such Targeted Physician the uses and benefits of the Product. Details performed in a particular country shall be reported pursuant to section 8.2 hereof in a manner consistent with the basis on which they were counted for purposes of budget planning (i.e. by each distinct sales force). Detail does not include a Pre-Launch Detail.

1.8 “Detail Position Factor” means the percentage weighting attributed to each reimbursable Detail Priority. For Sole Details the factor is [*], for Primary Details the factor is [*], for Secondary Details the factor is [*] and for Third Details the factor is [*].

1.9 “Detail Priority” means the position in which sales representatives are instructed to Detail the Product (i.e. Sole Detail, Primary Detail, Secondary Detail and Third Detail). For the purposes of this agreement, Detail Priority will be defined on a country by country basis for each distinct sales force promoting the Product within the Shared Territory. Actual Detail Priority will not be captured for each Detail recorded by each sales representative; however, Lilly and ICOS must provide reasonable assurance to the Company that such Detail Priority is implemented by the sales representatives. This assurance may be provided by such items as published call plans or incentive programs specifically communicated to the sales representative.

1.10 “Effective Sales Representative” means the equivalent of a sales representative providing Details on a full time basis adjusted by the agreed upon Detail Position Factor associated with the assigned Detail Priority for the sales representative. For example, if a sales representative provides Primary Details on a full time basis, that sales representative constitutes [*] of an Effective Sales Representative.

1.11 “FDA” means the United States Food and Drug Administration and any successor agency or entity that may be established hereafter. “FDA” will also be deemed to include the applicable regulatory authority having jurisdiction over the Product in any particular country or region within the Shared Territory (for example, the European Medicines Evaluation Agency for the European Union).

1.12 “FDA Risk Management Plan Expenses” means all expenses associated with activities required by the FDA for the marketing of Cialis in the US and not included in Sales Force Promotional Effort Expenses, Sales Force Incentives, IMS Data Expenses, or Marketing and Other Selling Expenses.

*Confidential Treatment Requested.

1.13 “FDCA” means the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended from time to time, together with any rules and regulations promulgated thereunder. “FDCA” will also be deemed to include the applicable statutory, regulatory and/or other body of law applicable to the Product in any particular country or region within the Shared Territory.

1.14 “ICOS Cost per Sales Representative” means the applicable ICOS Cost per Sales Representative for a particular Calendar Year, determined in the manner specified in Article VII, as adjusted in the manner described therein.

1.15 “IMS Data Expenses” means expenses for purchase of sales and marketing data useful for the marketing of the Product in the Shared Territory from IMS Health or other data providers.

1.16 “Launch Date” means, with respect to a particular country in the Shared Territory, the date upon which the first marketable shipment of Product occurs within such country after regulatory approval as a result of a purchase order from a third-party (i.e., not a Party to this Agreement or an Affiliate thereof).

1.17 “Lilly Cost per Sales Representative” means the applicable Lilly Cost per Sales Representative for a particular Calendar Year, determined in the manner specified in Article VII, as adjusted in the manner described therein.

1.18 “LLC Agreement” means the Limited Liability Company Agreement of Lilly ICOS LLC entered into by and between ICOS and Lilly and dated September 30, 1998, as amended from time to time in accordance therewith.

1.19 “Major EU Countries” means [*] and [*].

1.20 “Marketing and Other Selling Expenses” means direct costs and expenses other than Sales Force Promotional Effort Expenses incurred on behalf of the Company associated with marketing, promoting and selling the Product in the Shared Territory. Such expenses would include but not be limited to the following: direct-to-consumer marketing, disease awareness programs, health care professional marketing (including samples and customer programs), direct business-to-business expenses, medical marketing, market research, and administrative support, Allocated Business to Business Expenses, IMS Data Expenses, FDA Risk Management Expenses, Sales Force Incentives plus a reasonable allocation of overhead costs that are specifically associated with such marketing and promotional activities, to the extent the Company has pre-approved such costs and expenses pursuant to Section 7.1, and has not otherwise reimbursed Lilly or ICOS therefor.

1.21 “NDA” means the New Drug Application for the Product filed with the FDA pursuant to 21 U.S.C. § 357 and 21 C.F.R. § 314, as such laws may be amended form time to time, together with all additions, deletions and supplements thereto. “NDA” will also be deemed to include any similar authorization, approval, consent, license, permit, franchise, permission, notification, filing or registration required in a particular country or region within the Shared Territory to market, sell and distribute Product in such country or region.

*Confidential Treatment Requested.

1.22 “Non-Major EU Countries” means the Shared Territory excluding the United States, the Major EU Countries, Canada and Mexico.

1.23 “Package Inserts” means labeling that is approved by the FDA that meets the specific requirements as set forth in 21 C.F.R. §§ 201.56 and 201.57 (as such regulations may be amended from time to time), or similar labeling in countries within the Shared Territory other than the United States.

1.24 “PDMA” means the Prescription Drug Marketing Act of 1987, as amended from time to time, together with any rules or regulations promulgated thereunder. “PDMA” will also be deemed to include the applicable statutory, regulatory and/or other body of law applicable to similar subject matter in any particular country or region within the Shared Territory.

1.25 “Prelaunch Detail” means a person-to-person meeting occurring prior to the Launch Date between a Targeted Physician and a professional representative of Lilly or ICOS during which a discussion is held regarding sexual dysfunction and other topics specified by the Company consistent with regulatory restrictions on pre-approval discussions in the applicable country.

1.26 “Primary Detail” means a Detail during which the Product is the primary product presentation to be delivered. Actual Detail Priority will not be captured for each Detail recorded by each sales representative; however, Lilly and ICOS must provide reasonable assurance to the Company that such Detail Priority is implemented by the sales representatives. This assurance may be provided by such items as published call plans or incentive programs specifically communicated to the sales representative.

1.27 “Product” means any product of the Company consisting of a pharmaceutical preparation(s) that contains a PDE5 Agent and is intended for use in the treatment or prevention of human diseases or conditions, including without limitation Cialis® (tadalafil). For purposes of this Agreement, “PDE5 Agent” means an agent that blocks, inhibits or stimulates the biochemical activities of, or alters the expression of, the cyclic guanosine monophosphate-binding, cyclic guanosine monophosphate-specific phosphodiesterase.

1.28 “Promotional Materials” means any materials (including, without limitation, Product labeling and Package Inserts) used for advertising and promoting the Product in the Shared Territory, including promotional materials produced by the Company (examples include, but are not limited to, journal ads, brochures, service items, managed care pull through sheets, formulary presentations, price lists, monographs, Internet pages and websites, and telephone, radio or television advertisements) and materials produced by outside sources (examples include, but are not limited to, medical reprints and textbooks) to the extent created in cooperation with or distributed by the Company, and any other items defined as labeling or advertising in 21 U.S.C. § 201(m) or 21 C.F.R. § 202.1(l)(1) (as such laws may be amended from time to time).

1.29 “Sales Force Promotional Effort” means, with respect to a particular country in the Shared Territory, the aggregate number of Effective Sales Representatives planned for a particular Calendar Year.

1.30 “Sales Force Promotional Effort Expenses” means those expenses related to Sales Force Promotional Effort within the Shared Territory, calculated in the manner specified in Section 7.

1.31 “Sales Force Incentives” means those cash incentives not constituting a Sales Force Promotional Effort Expense paid to sales representatives (including sales force management) that are attributable to Product performance and determined in accordance with each Party’s respective sales force incentive program as pre-approved by the Company in accordance with Section 7.9.

1.32 “Sales Force Structure” means the structure used by Lilly or ICOS, as the case may be, from time to time to conduct its sales and marketing operations in a specific country including, without limitation, number of sales representatives, sales territory configurations and sales force relationships with medical professionals.

1.33 “Secondary Detail” means a Detail during which the Product is the second product presentation to be delivered. Actual Detail Priority will not be captured for each Detail recorded by each sales representative; however, Lilly and ICOS must provide reasonable assurance to the Company that such Detail Priority is implemented by the sales representatives. This assurance may be provided by such items as published call plans or incentive programs specifically communicated to the sales representative.

1.34 “Shared Territory” means Canada, Mexico, the United States of America (not including its territories or possessions), the countries of the European Union/European Free Trade Area (in other words, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden, the United Kingdom, Iceland, Liechtenstein, Norway and Switzerland) and those additional countries that hereafter become included in the definition of “Territory” set forth in Section 1.1 of the LLC Agreement.

1.35 “Sole Detail” means a Detail during which the Product is the sole product presentation to be delivered. Actual Detail Priority will not be captured for each Detail recorded by each sales representative; however, Lilly and ICOS must provide reasonable assurance to the Company that such Detail Priority is implemented by the sales representatives. This assurance may be provided by such items as published call plans or incentive programs specifically communicated to the sales representative.

1.36 “Targeted Physicians” means any health care professional in the Shared Territory with prescribing authority whose practice or prescribing activities is focused on an area of medicine relevant to the Product, including but not limited to: Urology, General Practice, Family Practice, Internal Medicine, Endocrinology, Diabetology, Cardiology or Psychiatry. If the Parties agree with respect to any country, “Targeted Physicians” may also include any licensed pharmacist.

1.37 “Third Detail” means a Detail during which the Product is the third product presentation to be delivered. Actual Detail Priority will not be captured for each Detail recorded by each sales representative; however, Lilly and ICOS must provide reasonable assurance to the Company that such Detail Priority is implemented by the sales representatives. This assurance may be provided by such items as published call plans or incentive programs specifically communicated to the sales representative.

ARTICLE II

RESPONSIBILITIES OF THE COMPANY

2.1 Responsibilities of the Company. With respect to the Shared Territory, the Company will be responsible for the following functions:

A. Direction. The Company will have overall responsibility for the approval, supervision, coordination and direction of the joint promotion activities contemplated by this Agreement.

B. Guidelines. The Company will establish guidelines to govern the joint promotion of the Product (the “Promotional Guidelines”). The Promotional Guidelines will include initial provisions describing (i) the authority of each Project Director (who are to be appointed by Lilly and ICOS pursuant to Sections 3.1(A) and 3.2(A)), (ii) the types of decisions and actions that must be presented to the Company for approval, and (iii) the procedures to be followed by Lilly and ICOS in conducting marketing and sales activities on behalf of the Company. The Promotional Guidelines will be completed by the Company as soon as practicable following the execution of this Agreement. Notwithstanding their completion, Lilly and ICOS may mutually revise the Promotional Guidelines from time to time during the term of this Agreement; provided, however, that any material revisions to the Promotional Guidelines must be approved in advance by the Company.

C. Annual Promotional Plan. The Company will develop a detailed annual promotional plan which will outline the strategy for the marketing and sale of the Product by Lilly and ICOS on the Company’s behalf in each country within the Shared Territory (the “Promotional Plan”). The Promotional Plan for a specific Calendar Year will be completed as soon as practicable prior to the beginning of the Calendar Year, and will not be considered final until the Company’s overall budget has been reviewed and approved by the Company’s Board (as defined in the LCC Agreement). To the extent practicable, the Parties will align the timing of development of the Promotional Plan to Lilly and ICOS’ internal annual business planning processes. The Promotional Plan will specify the marketing strategy to be used for the joint promotion of the Product, types of Promotional Materials to be developed, levels of Promotional Support (as described in Section 2.1(E)), distribution plans for Product samples (and/or vouchers that enable patients to obtain complimentary samples of the Product free of charge from pharmacists) and such other matters as the Company determines to be appropriate. The Company may adjust the Promotional Plan during the course of a year based upon unanticipated changes in circumstances.

D. Pricing and Distribution. Unless the Company elects otherwise with respect to any country within the Shared Territory, the Company will make all sales of the Product and will have sole control of distribution (other than Product samples) and pricing of the Product. The Company will determine strategies and tactics with respect to pricing, contracting and other related activities with managed care organizations, mail order pharmacies, wholesalers and other distribution channels for Products. The Company will utilize a pricing strategy commensurate with the therapeutic profile of the Product.

E. Promotional Support. The Company will either directly or indirectly provide, at its sole expense, the appropriate resources required to facilitate marketing, planning, and professional services support of the Product in the manner contemplated by this Agreement. In particular, the Company will approve the amount of funds to be spent on an annual basis for each country in the Shared Territory for matters including, but not limited to, Marketing Expenses, and other Selling Expenses, Allocated Business-to-Business Expenses, IMS Data Expenses, FDA Risk Management Plan Expenses, and Sales Force Incentives. The determination will be based upon, among other factors, an annual analysis of historical and forecasted promotional activity of leading competitors in the relevant therapeutic class and other leading pharmaceutical products prescribed by a broad base of physicians.

F. Training Support from the Company. The Company will either directly or indirectly provide to Lilly and ICOS, at the Company’s sole expense, initial sales training materials for the Product. The Company will also either directly or indirectly provide to Lilly and ICOS, at the Company’s sole expense, all later-developed sales training, launch and sales meeting materials concerning the Product.

G. Trademark, Labeling, Package Inserts and Promotional Materials. The Company will develop any trademark(s) to be used in the promotion of the Product. The Company will develop the Product label and related Package Inserts for each country within the Shared Territory. In addition, the Company will, at its sole cost, develop, prepare, produce and make available to Lilly and ICOS appropriate quantities of all Promotional Materials to be used to jointly promote the Product within the Shared Territory. All such Promotional Materials will comply with all applicable governing laws and/or regulations. The Company will, where legally permissible, take all reasonable steps to ensure that both Lilly’s and ICOS’ name and/or logos appear in equal prominence on the Product label, Package Inserts, sample packages, and Promotional Material.

H. Monitoring Detailing. The Company will have the right to monitor the number and the qualitative impact of the Parties’ respective activities relating to conducting Details, using such means as are reasonable and customary in the industry. If the Company, in the course of such monitoring, discovers that there is an apparent difference in the qualitative impact between the Parties’ Details, and the Company determines that the difference is material, then the Company will investigate the difference and will take whatever steps it deems appropriate to address the difference in light of the result of such investigation.

I. Determination of Sales Force Promotional Effort. The Company will annually determine the Sales Force Promotional Effort and the expected number and type of Details to be provided for the Product for each country within the Shared Territory pursuant to the procedures stated in Article IV.

J. Other Responsibilities. The Company will be responsible for taking such other action as may be reasonably necessary to accomplish the purpose of this Agreement.

ARTICLE III

PROMOTION OF PRODUCT

3.1 Lilly Responsibilities. Lilly will be responsible for the following:

A. Lilly Project Director. Lilly will name at least one (1) individual to serve as its Project Director. The Lilly Project Director will be the primary Lilly contact person for all purposes of this Agreement, except to the extent this Agreement provides otherwise or the Parties otherwise agree. In addition, the Lilly Project Director will be responsible for managing communications and performing other activities as specified in this Agreement. Lilly’s initial Project Director will be the Cialis Product Team Marketing Director. Lilly may designate a new Project Director by providing the Company and ICOS with written notice thereof, provided that any new designee will have a comparable level of authority within the Lilly organization.

B. Product Detailing. Lilly will use its commercially reasonable efforts to conduct Details so as to promote the Product to Targeted Physicians in a manner consistent with all applicable laws, rules and regulations, and the Promotional Guidelines adopted pursuant to this Agreement.

C. Other Activities. Lilly will conduct other activities relating to marketing and promotion of Products as reasonably requested by the Company from time to time.

3.2 ICOS Responsibilities. ICOS will be responsible for the following:

A. ICOS Project Director. ICOS will name at least one (1) individual to serve as its Project Director. The ICOS Project Director will be the primary ICOS contact person for all purposes of this Agreement, except to the extent this Agreement provides otherwise or the Parties otherwise agree. In addition, the ICOS Project Director will be responsible for managing communications and performing other activities as specified in this Agreement. ICOS’ initial Project Director will be the Vice-President of Sales and Marketing. ICOS may designate a new Project Director by providing the Company and Lilly with written notice thereof, provided that any new designee will have a comparable level of authority within the ICOS organization.

B. Product Detailing. ICOS will use its commercially reasonable efforts to conduct Details so as to promote the Product to Targeted Physicians in a manner consistent with all applicable laws, rules and regulations, and the Promotional Guidelines adopted pursuant to this Agreement.

C. Other Activities. ICOS will conduct other activities relating to marketing and promotion of Products as reasonably requested by the Company from time to time.

ARTICLE IV

SALES FORCE PROMOTIONAL EFFORTS

4.1 Sales Force Promotional Effort. Prior to the end of each Calendar Year, for the following Calendar Year, with respect to each country within the Shared Territory, [*] will determine the Sales Force Promotional Effort (in addition, [*] will also make a preliminary determination of the Sales Force Promotional Effort for the next succeeding Calendar Year). In

*Confidential Treatment Requested.

establishing the Sales Force Promotional Effort, [*] will consider, among other factors, (i) the market opportunity for the Product in the particular country, (ii) the regulatory and other structural issues unique to such country, and (iii) the promotional options other than physician detailing (e.g., DTC advertising, formulary positioning) available in such country. [*] shall then allocate the Sales Force Promotional Effort between Lilly and ICOS, subject to the provisions of section 4.2 and 4.3 (the number of position-adjusted Details allocated to Lilly or ICOS for a particular country in a particular Calendar Year is referred to herein as the “Country Detail Allocation”). In establishing the Lilly and ICOS Country Detail Allocations, [*] will consider, among other factors, (i) the then-existing Sales Force Structure of Lilly and ICOS for such country and the costs to each Party to establish and maintain such sales force, (ii) the specific types of Targeted Physicians the sales representatives should target when performing Details, (iii) the third-party alternatives available for physician Detailing in such country, and (iv) the overall regional allocation targets specified in section 4.2(C). Notwithstanding [*] establishing the Sales Force Promotional Effort in the manner described above, at any time prior to the end of any Calendar Year, [*] may make adjustments to the Sales Force Promotional Effort during such Calendar Year (or for the next succeeding Calendar Year) based on changes in circumstances or failure of assumptions underlying the original determination.

4.2 Default Allocation of the Sales Force Promotional Effort. For the initial Calendar Year for which ICOS is directly providing Details in a country (with the exception of the United States), ICOS may choose to provide from [*]% of the Sales Force Promotional Effort in such country. If, during any subsequent Calendar Year, [*] cannot determine ICOS’ and Lilly’s respective allocations of the Sales Force Promotional Effort for any country for the following Calendar Year, then (subject to the provisions of Section 4.3) at [*] option, the prior Calendar Year’s allocation shall be used. If [*] does not elect this option then between [*] and [*] percent [*] of the Sales Force Promotional Effort for such country shall be allocated to ICOS (with the actual percentage to be determined by [*] in its discretion). Lilly shall provide the balance of the Sales Force Promotional Effort (i.e., the difference between the Sales Force Promotional Effort and the number of Effective Sales Representatives provided by ICOS), assuming ICOS meets its minimum obligation.

A. Detail Participation Level. Provided that ICOS provides at least [*] percent [*] of the Sales Force Promotional Effort in a country (or such lesser amount as determined by [*] in accordance with section 4.2(C)), ICOS’ election not to provide [*] percent [*] of the Sales Force Promotional Effort for such country in any given year will not preclude ICOS from participating fully (providing [*]% of the Detail efforts in such country) in subsequent years. Notwithstanding the foregoing, if ICOS elects to participate fully in such country’s sales force efforts in a following Calendar Year (“Year X”), then to the extent Lilly elected to use additional Lilly sales staff, and not a third-party sales force, to provide any or all of the Details that ICOS elected not to provide in the year preceding Year X, [*] will allocate the Sales Force Promotional Effort to be provided in such country for the following Calendar Year between Lilly (taking into consideration the additional Lilly sales personnel maintained to provide incremental Details for the Company) and ICOS in as equitable a manner as possible, taking into consideration, among other things, [*]. At least twelve months prior to ICOS’ first allocation of the Sales Force Promotional Effort in a particular country in the Shared Territory outside the United States, the Parties will discuss [*] as a result of ICOS entering such country and providing a portion of the Details, and if ICOS has sales force openings that it intends to fill through external hiring, ICOS will [*].

*Confidential Treatment Requested.

B. Notice of Detail Participation Level. Subject to [*] having made a preliminary determination of the Sales Force Promotional Effort for such country at least one year in advance as required by Section 4.1, ICOS shall provide the Company and Lilly at least [*] notice (or, if such preliminary determination is not made by [*] on a timely basis, [*] days after the preliminary determination of the Sales Force Promotional Effort is actually made) prior to the beginning of the Calendar Year in which it intends to begin providing sales force promotional effort in a country in the Shared Territory outside the United States (and every anniversary date thereof) regarding ICOS’ anticipated sales force promotional effort for the applicable Calendar Year. Once ICOS has begun providing Details in a particular country, ICOS shall not decrease its share of the Sales Force Promotional Effort for a particular country from the prior year’s level without the prior written consent of the other Parties, which consent shall not be unreasonably withheld.

C. Planning Detail Allocation by Region. [*] will in good faith seek to establish an allocation of the Sales Force Promotional Effort that is rational and efficient for both Lilly and ICOS, with a target of assuring that ICOS provides at least [*] of the aggregate Sales Force Promotional Effort in each of the following regions: (1) [*] and (2) the countries in the Shared Territory outside [*] in which ICOS is obligated to provide Details during the applicable Calendar Year. In establishing such allocation, [*] may determine that it is appropriate for ICOS to provide less than [*] of the Sales Force Promotional Effort (or for Lilly to provide as much as 100% thereof) in a particular country where ICOS is otherwise obligated to participate. As long as ICOS agrees to provide at least [*] of the aggregate Sales Force Promotional Effort in [*] and the remainder of the Shared Territory (excluding countries or regions in which ICOS is not yet obligated to provide Details) in accordance with the allocation plan approved by [*], ICOS shall be deemed to have met its minimum obligations per country as set forth in this Article IV. In the event that the Parties cannot after good faith efforts agree on a regional allocation of the aggregate Sales Force Promotional Effort, the Parties shall revert to a country-by-country allocation consistent with the other provisions of this Article IV.

4.3 Allocation of Sales Force Promotional Effort through Specified Calendar Year. Notwithstanding Section 4.1 and 4.2, the Parties hereby agree that the Sales Force Promotional Effort to be determined by [*] for the specified Calendar Year shall be allocated among ICOS and Lilly in the following manner:

A. United States. With respect to Sales Force Promotional Effort to be performed in the United States, ICOS shall use [*] efforts to have hired, trained and in the field [*] prior to the anticipated Launch Date in the U.S. a U.S. sales force of at least [*] sales representatives. No later than the U.S. launch meeting, ICOS will use [*] efforts to have another [*] sales representatives that have been hired, trained and ready to promote the Product at launch in the U.S., for a total of 165 representatives. ICOS shall then use [*] efforts to maintain, at a minimum, [*] representatives with a Detail Priority no lower than Primary Detail through the end of [*], unless [*] determines from time to time that a lower number of sales representatives is appropriate. Beginning with [*], ICOS shall be required to provide at least [*] of the applicable Sales Force Promotional Effort (which may require more than [*] sales representatives) unless

*Confidential Treatment Requested.

the Company determines that an alternative allocation is appropriate. With respect to [*] and thereafter, [*] shall determine ICOS’ and Lilly’s respective Country Detail Allocation for the United States in the manner described in Sections 4.1 and 4.2

Lilly agrees that ICOS shall be entitled to deliver and be compensated for up to sixteen (16) months of Sole Detail activity by up to 165 sales representatives, beginning not more than six (6) months prior to the US Launch Date and ending on the earlier of (i) ICOS’ sales force promoting the commercial distribution of a pharmaceutical product other than Product or (ii) December 31, 2004. ICOS may at its election provide Primary Details rather than Sole Details, and its compensation will be accordingly reduced. If, prior to December 31, 2004, any portion of ICOS’ sales force begins to promote the commercial distribution of a pharmaceutical product other than Product then (i) the sales representatives that promote such other product shall be not be eligible for Sole Detail reimbursement, but rather the Detail Position Factor will be determined based on the Detail Priority given Product and (ii) the sales representatives that do not promote such other product shall continue to be eligible for Sole Detail reimbursement until December 31, 2004.

B. Major EU Countries, Mexico and Canada. With respect to the Sales Force Promotional Effort to be provided in the Major EU Countries, Mexico and Canada through December 31, [*], the Sales Force Promotional Effort shall be allocated one hundred percent (100%) to Lilly. Beginning January 1, [*] and for the remainder of the [*] Calendar Year, at least [*] of the applicable Sales Force Promotional Effort for such period shall be allocated to ICOS (subject to the provisions of section 4.2(C)). With respect to the [*] Calendar Year and thereafter, [*] shall determine ICOS’ and Lilly’s respective allocation of the Sales Force Promotional Effort in Major EU countries, Mexico and Canada in the manner described in Sections 4.1 and 4.2.

C. Non-Major EU Countries. With respect to the Sales Force Promotional Effort to be provided in the non-Major EU Countries through the end of the [*] Calendar Year, the Sales Force Promotional Effort shall be allocated one hundred percent (100%) to Lilly. For the [*] Calendar Year, at least [*] of the applicable Sales Force Promotional Effort shall be allocated to ICOS (subject to the provisions of section 4.2(C)). Thereafter, [*] shall determine ICOS’ and Lilly’s respective allocation of the Sales Force Promotional Effort in the manner described in Sections 4.1 and 4.2.

If ICOS does not agree to meet its minimum obligation for Sales Force Promotional Effort as stated above in any Non-Major EU country by [*], then at Lilly’s option, ICOS will have no further rights to participate in the promotion of the Product in such country at any future time, and such country shall cease to be a part of the Shared Territory and shall instead become part of the Lilly Territory (each such country a “Ceded Country”). Provided, however, if ICOS enters any such country with the good faith intention to meet its obligations, but is unable to do so due to circumstances beyond its control, such country will not be deemed a Ceded Country provided that ICOS advises Lilly in good faith that it intends to fulfill its obligations the following year and does in fact do so.

4.4 Failure to Deliver Allocated Details. Compliance with the Country Detail Allocation will be assessed on an annual basis for each of Lilly and ICOS on a country by country basis. In

*Confidential Treatment Requested.

the event that Lilly and/or ICOS elect to delegate some or all of their allocation of the Sales Force Promotional Effort to a third-party sales force, the Details reported by the third-party sales force will be considered Details performed by the delegating Party in determining whether the delegating Party has achieved the Country Detail Allocation. If ICOS and/or Lilly does not complete at least [*]% of the Country Detail Allocation in a specific country, then the non-performing Party will promptly pay to the other Party, no later than March 31st of the year following the Calendar Year in which the Country Detail Allocation was not achieved, an amount equal to (i) the difference between [*] and the actual percentage of Details performed (calculated as the actual Details divided by the Country Detail Allocation), multiplied by (ii) [*] its Cost per Sales Representative multiplied by (iii) the Effective Sales Representatives associated with the non-performing Party’s Country Detail Allocation. Notwithstanding the foregoing, neither Lilly nor ICOS will be deemed to have failed to perform any Details that have been delegated to the other Party pursuant to Section 5.2. If both Parties fail to meet [*]% of the Country Detail Allocation, each shall make a payment to the other as calculated above.

4.5 Verification of Detail Performance. All Detail reports used in verifying the delivery of Country Detail Allocations are subject to audit in accordance with Section 11.6.

ARTICLE V

DELEGATION OF DETAIL OBLIGATIONS

5.1 Delegation of Sales Force Promotional Effort. ICOS and Lilly will each perform its respective Country Detail Allocation as determined in accordance with Article IV. Subject to Sections 5.2 and 15.2, ICOS and Lilly each has the right, but not the obligation, to use a third-party sales force to provide any portion or all of its allocation of the Sales Force Promotional Effort. However, delegation of a portion or all of its allocation of the Sales Force Promotional Effort does not release the Party from the Country Detail Allocation requirement or other obligations under the agreement. For the purposes of this agreement, the third-party sales force is considered to be within the Party’s Sales Force Structure and thus calculated within the minimum Effective Sales Representative and Country Detail Allocation requirements.

5.2 Right of First Negotiation. In the event that either ICOS or Lilly (the “Delegating Party”) intends to utilize a third-party sales force to provide any of its allocation of the Sales Force Promotional Effort during a Calendar Year, the Delegating Party shall first offer to the other Party (i.e., either ICOS or Lilly, as applicable) (the “Receiving Party”) the opportunity to negotiate in good faith for the right to conduct such Sales Force Promotional Effort on the Delegating Party’s behalf. The Delegating Party shall provide the Receiving Party with written notice of its intent, which notice shall contain an identification of the country and the number of Effective Sales Representatives to be delegated to a third-party sales force during the relevant Calendar Year. The Receiving Party shall have fourteen (14) days to accept or reject the opportunity to negotiate for the right to provide the Effective Sales Representatives. If the Receiving Party rejects the opportunity or fails to respond in writing within fourteen (14) days, the Delegating Party may proceed to negotiate with any third party. If the Receiving Party responds affirmatively, then ICOS and Lilly will negotiate in good faith for a period of up to [*] days in an effort to agree on commercially reasonable terms under which the Delegating Party would delegate the applicable number of Effective Sales Representatives to the Receiving Party; provided, however, neither Party shall be obligated to enter into such agreement unless the

*Confidential Treatment Requested.

Parties reach mutually agreeable terms with respect thereto. If the Parties are unable to reach an agreement, the Delegating Party shall be free to enter into an arrangement with a third party. In the event Effective Sales Representatives are delegated to the Receiving Party (a) the delegated Effective Sales Representatives shall be added to the Receiving Party’s allocation of the Sales Force Promotional Effort for all purposes of this Agreement and (b) the Receiving Party’s reimbursement for Sales Force Promotional Effort Expenses for the applicable country will be recalculated to account for the negotiated reimbursement rate if applicable. For purposes of this Section 5.2, an Affiliate’s sales force will not be characterized as a “third-party sales force.”

ARTICLE VI

REGULATORY MATTERS

ICOS and Lilly will perform all Product related marketing efforts consistent with all applicable legal and regulatory requirements, including approved labeling. Neither Lilly nor ICOS will promote the Product for any use not approved by the appropriate regulatory authorities, unless otherwise permitted by local law or regulation, or promote the Product in any manner or with any materials not approved by the Company. Neither Lilly nor ICOS will make any (a) false or misleading representations to customers or others regarding ICOS or Lilly (as appropriate), the Company or the Product or (b) representations, warranties or guarantees to customers or others with respect to specifications, features or capabilities of the Product except as contained in the Package Insert or Promotional Material approved by the Company.

ARTICLE VII

REIMBURSEMENT OF COSTS AND EXPENSES

7.1 Annual Budgets. Prior to the end of each Calendar Year, for the following Calendar Year, [*] will approve the Annual Promotional Plans prepared for each country within the Shared Territory. The Parties acknowledge that Lilly and ICOS each will use good faith commercially reasonable efforts not to commit to or incur expenses in excess of the amounts budgeted by the Company without the Company’s express prior approval. However, the Company shall pay expenses incurred in good faith in accordance with guidelines previously approved by the Company that, due to unanticipated business conditions, exceed the approved budget amounts (e.g., higher Sales Force Incentive Expense due to higher levels of sales.)

7.2 Reimbursement for Certain Expenses. The Company shall reimburse ICOS and Lilly for Marketing and Other Selling Expenses incurred on behalf of the Company in the Shared Territory. In general, the Company will reimburse such expenses based on the direct cost of the goods or services associated with marketing, promoting and selling the Product in the Shared Territory. However, certain expenses may be reimbursed via an allocation mechanism which will be reviewed and approved as a part of the business planning process.

7.3 Reimbursement for Sales Force Promotional Effort Expenses. Lilly and ICOS shall each be reimbursed for their respective Sales Force Promotional Effort Expenses. The reimbursement shall be calculated on a monthly basis and be equal to the lesser of (a) the actual Effective Sales Representatives in the field as of the end of the month multiplied by an amount equal to one-twelfth of the respective Lilly or ICOS Cost per Sales Representative or (b) the Company approved Effective Sales Representatives for each distinct sales force within a country multiplied by an amount equal to one-twelfth of the respective Lilly or ICOS Cost per Sales

*Confidential Treatment Requested.

Representative. Reimbursement for use of third-party sales representatives shall be in accordance with Section 7.8. Such expenses shall be included in the invoice contemplated by Section 7.10.

7.4 Determination of the Initial Lilly and ICOS Cost per Sales Representative. The Cost Per Sales Representative shall be calculated on a country by country basis for each of Lilly and ICOS. The guidelines for cost inclusion or exclusion shall be applied consistently by both Parties. The Cost Per Sales Representative shall represent the ongoing cost of Lilly and ICOS’ sales organization including costs associated with normal turnover. However, the Cost per Sales Representative shall not include the cost of initial sales representative training or the costs associated with establishing or expanding a sales force. The Cost per Sales Representative calculation shall take into consideration both direct and indirect costs of the sales force. Lilly and ICOS shall each take into consideration its previously defined accounting and reporting system when determining if a cost is to be considered direct or indirect. Direct costs that are not specifically excluded per other sections of this Agreement shall be [*]% allocated to the Cost per Sales Representative. Indirect costs that are not specifically excluded per other sections of this Agreement shall be allocated to the Cost per Sales Representative calculation based on reasonable analysis to be reviewed and agreed to by each Party. In general, costs specifically identifiable by Product should not be included in the Cost per Sales Representative as these costs shall be accounted for under Marketing and Other Selling Expenses. These costs include such things as Product specific training initiatives, Product samples, customer programs, sample vouchers, IMS Data Expenses and Sales Force Incentives. Finally, a high-level adjustment to be agreed upon by the Parties shall be applied to cover the reasonable approximation of corporate general and administrative expenses that support the Sales Force Structure.

(a)	Initial Lilly Cost per Sales Representative. The Parties have agreed that the initial Lilly Cost per Sales Representative shall be the amount specified in Attachment A.

(b)	Initial ICOS Cost per Sales Representative. The Parties have agreed that the initial ICOS Cost Per Sales Representative for the United States shall be the amount set forth in Attachment A. The applicable initial rate for other countries in the Territory shall be established through good faith negotiation between the parties as a part of annual planning process prior to year of entry in the applicable country(ies), using a methodology similar to that used to establish the Lilly rates for the applicable country. This rate shall then be recalculated for each country no later than 60 days following the twelfth month of participation in the promotion of an approved Product in that country, or after such other period as the parties may agree. The rate shall be recalculated in accordance with provisions outlined above based on costs actually incurred during that twelve month period. This calculation shall then be made available to Lilly for review and approval. Once the revised rate has been reviewed and approved by Lilly, it will replace the Initial ICOS Cost per Sales Representative for that country. The reimbursement provided to ICOS pursuant to Section 7.11 for the initial twelve month period of participation in the Sales Force Promotional Effort for a specific country shall then be recalculated based on the revised Initial ICOS Cost per Sales Representative.

*Confidential Treatment Requested.

Based on the outcome of this calculation, either (a) the Company shall reimburse ICOS the difference between the original reimbursement and the revised reimbursement in the event the revised reimbursement exceeds the original reimbursement or (b) ICOS shall reimburse the Company the difference between the original reimbursement and the revised reimbursement in the event the revised reimbursement is less than the original reimbursement. The ICOS Cost per Sales Representative from the thirteenth month of participation in a country through the end of the Calendar Year which includes that month, shall be equal to the revised Initial ICOS Cost per Sales Representative adjusted by the applicable annual inflation factor described in Section 7.5 (subject to pro rata reduction based on the percentage of months remaining in the Calendar Year).

7.5 Costs per Sales Representative Inflation Adjustment. Through 2006, the Lilly and ICOS Cost per Sales Representative shall each be adjusted on January 1st of each Calendar Year. The adjusted Lilly and ICOS Cost per Sales Representative shall be equal to the product of the previous year’s Lilly and ICOS Cost per Sales Representative, respectively, multiplied by the expected pharmaceutical pay increase trend for the applicable year reported by Mercer Human Resource Consulting Inc. published during the prior year. For example, the inflation adjustment applied as of January 1, 2004 shall be the expected 2004 rate as published in the 2003/2004 report distributed during the 2003 calendar year. If the Mercer report is not available for a particular country, the Parties shall agree upon an appropriate adjustment.

7.6 Recalculation of the Cost per Sales Representative. No later than June [*] (and every [*] thereafter), Lilly and ICOS shall recalculate their respective cost per sales representative in accordance with the provisions outlined in Section 7.4 above, based on actual expenses incurred by each respective company. This rate will become the Cost per Sales Representative as of January 1st of the subsequent Calendar Year (i.e. [*]), and will be subject to the inflation adjustment provisions outlined in Section 7.5 and 7.7.

7.7 Hyperinflation. In the event of unusual and significant changes in the Cost per Sales Representative in the local currency during a given year due to hyperinflationary circumstances, the Parties may agree to adjust the Lilly Cost per Sales representative or ICOS Cost per Sales Representative more frequently than annually.

7.8 Reimbursement for Third Party Sales Forces. In the event that either Lilly or ICOS elect to delegate a portion of all of its allocation of the Sales Force Promotional Effort pursuant to Section 5.1, these costs shall be reimbursed by the Company based on the lesser of (a) the cost for the applicable number of Effective Sales Representatives determined based on the Party’s allocation of the Sales Force Promotional Effort multiplied by the applicable Lilly or ICOS Cost per Sales Representative or (b) the actual cost incurred for the contracted third-party sales force. If no Cost per Sales Representative has yet been established for ICOS in a particular country, and if the proposed third-party rate exceeds Lilly’s Cost per Sales Representative in the applicable country, Lilly will have the right to approve the proposed third-party rate, which approval shall not be unreasonably withheld; provided, that if the parties had a negotiation pursuant to section 5.2 but were unable to come to terms regarding the country in question, the third-party rate will

*Confidential Treatment Requested.

be deemed approved if it is less than the highest amount ICOS offered to pay Lilly to perform the same Details. In no event shall the Company reimburse a Party for third-party sales activities at a rate higher than the highest rate offered to the other Party to provide the associated Details (assuming the parties actually negotiated with respect to the country in question).

7.9 Sales Force Incentives. The Company shall approve in advance any Sales Force Incentives program, which approval shall not be unreasonably withheld. The Company will reimburse Lilly and ICOS for Sales Force Incentives paid in accordance with an approved program. To the extent actual Sales Force Incentives incurred by Lilly and/or ICOS, exceed the amounts determined in accordance with the approved bonus program, the excess bonus amounts will not be reimbursed by the Company.

7.10 Quarterly Report/Invoice. Unless the Parties agree to a different procedure, within forty-five (45) days following the end of each Calendar Quarter, ICOS and Lilly each will prepare a report (the “Invoice”) Detailing (a) Marketing and Other Selling Expenses, Allocated Business-to-Business Expenses, FDA Risk Management Expenses and IMS Data Expenses incurred and (b) Sales Force Promotional Effort Expenses incurred in each country within the Shared Territory during the prior Calendar Quarter. Within forty-five (45) days following the end of each Calendar Quarter, ICOS and Lilly will each forward its Invoice to the Company with a copy to the other Party for review and approval by a designated representative of each Party. Each Party shall provide sufficient Detail with each Invoice to support the expenses being charged and will make available to the other Parties all underlying supporting documentation and records. If an objection by a Party with respect to an Invoice is not raised within fifteen (15) days of receipt thereof, such Invoice will be deemed approved (such approval will not be construed as a waiver of any audit or other rights related thereto). Once approved as described above, each invoice will be submitted to the Company for payment in accordance with the terms set forth in Section 7.8. If necessary, adjustments or corrections to an Invoice as agreed to by ICOS and Lilly will be made before the Invoice is submitted to the Company for payment. The Company, or its representatives, will have the right to audit both ICOS and Lilly records with respect to such Invoices, in accordance with Section 8.2(D).

7.11 Reimbursement Payments. The Company will make any payments due under this Article VII on a quarterly basis to ICOS and Lilly, net fifteen (15) days after approval of an Invoice as described in Section 7.10

7.12 Prelaunch Detail Reimbursement. The Company will approve the type and amount of Prelaunch Details to be conducted by each of Lilly and ICOS. The Company will reimburse Lilly and ICOS for such activities pursuant to the Prelaunch Detail expenses in accordance with the budget for such activities approved by the Company. Any claim for expenses related to Pre-launch Details shall be included in the Invoice.

7.13 Exchange Rate. When making payments and/or reimbursements to either Lilly or ICOS, the Company will make all such payments and/or reimbursements in U. S. Dollars. Company agrees in determining such amounts, it will use U. S. Generally Accepted Accounting Principles for the translation of foreign currency transactions and balances into U.S. Dollars.

ARTICLE VIII

ACCOUNTING AND REPORTS

8.1 Books and Records. The Parties will keep comprehensive books and records relating to their respective obligations under this Agreement in accordance with generally accepted accounting principles. With respect to the Company, such books and records will document Product sold, shipped and returned for the Calendar Year as well as all reimbursed expenses. All such books and records will be maintained for at least three (3) years following the relevant Calendar Year, or such longer period as is required by law.

8.2 Reports. The Parties will provide the following information to one another:

A. Product Sold. After the Launch Date, within twenty (20) business days after the end of each Calendar Quarter, the Company will deliver to each of Lilly and ICOS a report indicating the quantity of Product sold and the value of these sales, including revenues derived therefrom and Lilly on-hand inventory levels, within the Shared Territory on a country-by-country basis.

B. Detailing Report. Beginning with the Calendar Quarter ended March 31, 2004, within twenty (20) business days after the end of each Calendar Quarter, Lilly and ICOS will deliver to each other and the Company a report indicating. (i) the number of actual sales representatives for each distinct sales force, (ii) the Detail Priority for each distinct sales force, and (iii) the Details reported by each distinct sales force (including any Details completed by third-party sales forces).

C. Product Samples Distributed. Beginning with the Calendar Quarter ended March 31, 2004, within twenty (20) business days after the end of each Calendar Quarter, Lilly and ICOS will deliver to each other and the Company a report indicating the number of Product samples distributed within the Shared Territory on a country-by-country basis.

D. Marketing Report. Within twenty (20) business days of the end of each Calendar Quarter, the Company will deliver to Lilly and ICOS a report regarding marketing activities and associated Expenses.

E. Audits. Each Party’s audit rights will be provided under, pursuant to and in accordance with the terms of Section 15.1(d) of the LLC Agreement, which terms are hereby incorporated into this Agreement by this reference.

F. Adjustments. In the event that any examination or audit of the records as described above discloses an under-payment or over-payment of amounts due hereunder, written notice of such fact, specifying the amount and basis of the under-payment or over-payment, will promptly be furnished to all Parties by the person who performs the examination or audit. Within thirty (30) days after receipt of such a notice, the Party owing any payment hereunder will promptly make payment to the Party entitled thereto.

G. Report Content. The Company will determine the requirements for the content of the reports described in Sections 8.2(A) - (D) within the then existing capabilities of the Lilly and ICOS information technology systems.

ARTICLE IX

REPRESENTATIONS OF THE COMPANY

The Company represents and warrants to each of Lilly and ICOS as follows:

9.1 Authorization. The Company has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. This Agreement and the provisions hereof constitute the valid and legally binding obligations of the Company and do not require the consent, approval or authorization of any person, public or governmental authority or other entity.

9.2 No Conflicts with Other Instruments. The execution and delivery of this Agreement by the Company, and the performance of its obligations hereunder, are not in violation or breach of, and will not conflict with or constitute a default under, the LLC Agreement or any material agreement, contract, commitment or obligation to which the Company is a Party or by which it is bound, and will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any governmental agency or court having jurisdiction over the Company or its assets or properties.

ARTICLE X

REPRESENTATIONS BY LILLY AND ICOS

Lilly and ICOS each individually, and not jointly, represents and warrants to the Company as follows:

10.1 Authorization. Lilly and ICOS each has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. This Agreement and the provisions hereof constitute the valid and legally binding obligations of each of Lilly and ICOS and do not require the consent, approval or authorization of any person, public or governmental authority or other entity.

10.2 No Conflicts with Other Instruments. The execution and delivery of this Agreement by each of Lilly and ICOS, and the performance of their respective obligations hereunder, are not in violation or breach of, and will not conflict with or constitute a default under, the Articles of Incorporation or Bylaws of either Lilly or ICOS, or any material agreement, contract, commitment or obligation to which either Lilly or ICOS is a Party or by which it is bound, and will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any governmental agency or court having jurisdiction over either Lilly or ICOS or their respective assets or properties.

ARTICLE XI

OTHER COVENANTS

11.1 Compliance with Laws. The Company, Lilly and ICOS each agrees to perform its obligations under this Agreement in compliance with all applicable laws, rules and regulations. Lilly and ICOS will each maintain during the term of this Agreement a compliance program designed to prevent and detect violations of applicable laws relating to sales and marketing activities; the program maintained by each Party in the United States will be designed in a manner consistent with the Compliance Program Guidance for Pharmaceutical Manufacturers (the “Guidance”) issued in April, 2003 by the HHS Office of Inspector General, and will address, at a minimum, the legal risk areas discussed in the Guidance (to the extent such Party is responsible for the relevant activities described in the Guidance). In the event any Party receives notice of an inspection or notification by a governmental entity, including the FDA, relating to the promotion of the Product, Promotional Materials or compliance with PDMA, the Party receiving such inspection or notification will notify the other Parties as soon as possible but in no event later than twenty-four (24) hours after receipt of such notice or notification, and provide to such other Parties, within seventy-two (72) hours, copies of all documents, including the FDA Forms 482, 483, Warning Letters and other correspondence and notifications, as such other Parties may request. The Company, Lilly and ICOS agree to cooperate with each other during any inspection, investigation or other inquiry by the FDA or any other governmental entity, including providing information and/or documentation, as requested by the FDA or other governmental entity, or any of the Parties to this Agreement. The Company, Lilly and ICOS also agree to discuss any response to observations or notifications received and to give the other Parties an opportunity to comment on any proposed response before it is made. In the event of disagreement concerning the form or content of such response, however, the Company will be responsible for deciding the appropriate form and content of any response with respect to the Product (“Regulatory Response”). Each Party agrees to conform its respective activities, with respect to the Product, only to any commitments made by such Party in a Regulatory Response.

11.2 Adverse Event Reporting. Prior to the commercial launch of the Product in any country, the Company will have developed written procedures for the assessment and reporting of Adverse Events and Serious Adverse Events for such country, which procedures will be reasonably acceptable in form and substance to Lilly and ICOS. Lilly and ICOS agree to abide by such procedures. Unless otherwise agreed to by the Parties, the Company intends to enter into an agreement with [*] to utilize [*] adverse event reporting system where [*] would be compensated for such services at its cost. For purposes of this Agreement (a) an “Adverse Event” means any untoward happening in a patient or clinical investigation subject after the onset of administration of Product without regard to a causal relationship between such Product and the event, whether or not such event is considered drug related and (b) a “Serious Adverse Event” means any Adverse Event with the following conditions: death, life-threatening, hospitalization or prolonged hospitalization, permanent disability, congenital abnormality, cancer or other condition deemed serious.

11.3 Product Quality Complaints and Medical and Technical Inquiries. Prior to the commercial launch of the Product in any country, the Company will have developed written procedures for handling and responding to Product quality complaints and the medical and technical inquiries of customers, physicians, pharmacists and other healthcare professionals with

*Confidential Treatment Requested.

respect to the Product in such country. Lilly and ICOS agree to abide by such procedures. Unless otherwise agreed to by the Parties, the Company intends to enter into an agreement with [*] to utilize [*] product quality complaints and medical and technical inquiry system where [*] would be compensated for such services at its cost.

11.4 Intellectual Property Rights. This Agreement is not intended to transfer or assign any rights, title or interest in or to the intellectual property of any other Party, including patents, trademarks, copyrights and know-how. Copyright interests in Promotional Materials related to Product will be owned by the Company. Lilly and ICOS may use such copyrighted materials anytime after the Effective Date.

11.5 Product Recalls. In the event that any governmental entity issues a request, directive or order, or the Company determines in its sole discretion that Product be recalled, Lilly and ICOS will fully cooperate with the Company in conducting any such recall and will take all appropriate corrective actions.

11.6 Access to Call Reporting Systems and Sales Representatives. Lilly and ICOS each agrees to provide the other Party, as well as the Company, access restricted to Product, upon reasonable notice and during normal business hours, to its internal call reporting system for auditing purposes in accordance with Section 15.1(d) of the LLC Agreement. In addition, ICOS agrees to allow Lilly’s sales managers to travel with ICOS’ sales representatives at a reasonable frequency so that the Lilly sales managers can directly monitor the content, consistency and delivery of the ICOS sales representative’s Details on the Product. Lilly also agrees to provide ICOS with the same monitoring rights set forth in the preceding sentence.

11.7 Product Samples. The Parties anticipate that Product samples, if any, will be provided directly to Lilly and ICOS by the manufacturer thereof and that any such samples will be provided on the same cost basis as the Company pays for Product. Product samples, if any, at the time of shipment to Lilly and/or ICOS: (A) will comply in all material respects with applicable NDA specifications and internal Company guidelines for acceptance, (B) will conform to the information indicated on the certificates of analysis for such Product samples, (C) will comply in all material respects with the requirements of the FDCA, (D) will not be products that have been adulterated or misbranded within the meaning of the FDCA and regulations issued thereunder, or any state or local law substantially similar to the FDCA, and (E) will not be products that may not be introduced into interstate commerce pursuant to federal or state law. In addition, Product samples will have been manufactured, packaged, stored and shipped in conformity with all applicable cGMPs.

11.8 Manufacture and Support for the Product.

A. Adequate Supply. The Company will use commercially reasonable efforts to ensure that an adequate supply of the Product is manufactured to meet the expected demand for the Product in the Shared Territory. The Company will notify Lilly and ICOS immediately upon the Company’s discovery of any events or conditions that the Company expects have the potential to have an impact on the Company’s ability to have an adequate supply of Product. The Parties will meet within thirty (30) days after such notice to assess the potential impact of such event or condition on Lilly’s and ICOS’ ability to fulfill their respective obligations under this Agreement.

*Confidential Treatment Requested.

B. NDAs. With respect to each country in the Shared Territory, the Company will use commercially reasonable efforts to maintain and support the NDA for the Product. The Company may supplement the NDA, add or delete package or dosage formats of the Product or change the Package Insert as it deems reasonably appropriate consistent with the Company’s normal business practice (so long as any such supplement, addition, deletion or change is in compliance with all applicable laws, rules and regulations). Lilly and ICOS each acknowledge and accept that FDA approval may be required for some or all of such matters, and Lilly and ICOS each agree to cooperate with the Company in this regard and to not use any affected materials until the Company has notified Lilly and ICOS each in writing that the Company has received FDA approval or that it is otherwise permissible to use any such affected materials. The Company will notify Lilly and ICOS of any proposed amendment to the Package Insert or other changes that might impact Lilly’s and ICOS’ obligations under this Agreement, and will provide Lilly and ICOS with at least fifteen (15) days to comment, before implementation of such amendment or change unless Lilly and ICOS each agrees in writing to some lesser amount of time in which to comment. In the event of disagreement between the Parties concerning the form or content of such amendment, the Company will have the sole right and responsibility to decide upon the appropriate form and content of such amendment or change; provided, however, if the Company is unable to make such decision, then it shall be resolved through the dispute resolution procedures set forth in Article 12 of the LLC Agreement.

11.9 Compliance Audit Request. Each Party will provide the other (and the Company will cause any third Party under contract with it to provide) with the right to conduct reasonable compliance and quality assurance audits with respect to all distribution operations and activities, sampling activities, and marketing and promotional activities conducted under or in connection with this Agreement to verify their conformance with applicable legal and regulatory requirements. Such audits will only be conducted upon reasonable notice during reasonable business hours.

ARTICLE XII

TERM, EXTENSION, AND

TERMINATION OF AGREEMENT

12.1 Term. This Agreement will become effective on the Effective Date and will continue in effect unless the Company is dissolved or it is terminated earlier as described hereunder or by mutual written agreement of the Parties.

12.2 Termination for Material Breach. In the event that either Lilly or ICOS is in material breach of this Agreement the Company will have the right to terminate this Agreement after ninety (90) days written notice to Lilly or ICOS (collectively or individually, as the case may be, the “Breaching Party”) unless the Breaching Party cures the breach before the expiration of such period of time. Such notice will set forth in reasonable detail the specifics of the breach. Similarly, in the event that the Company is in material breach of this Agreement, the Party whom the breach has been committed against (either Lilly and/or ICOS) will have the right to terminate this Agreement after ninety (90) days written notice to the Company (with a copy to the other Party to this Agreement) unless the Company cures the breach before the expiration of such period of time. Such notice will set forth in reasonable detail the specifics of the breach.

12.3 Voluntary Termination by the Company. The Company may terminate this Agreement for any reason at any time during the term of this Agreement and such termination will be effective after thirty (30) days written notice to each Party. During such thirty (30) days, each Party will appropriately commence wind-down efforts, including reasonable termination of its efforts under this Agreement and the Company will remain responsible for expenses incurred in accordance with this Agreement for such period, but only to the extent that such costs are unavoidable expenses and expenditures.

12.4 Termination Upon Insolvency. This Agreement may be terminated by a Party hereto upon notice to the other Parties should a Party (a) become insolvent, or (b) file a petition under any bankruptcy or insolvency law or have any such petition filed against it which has not been stayed within 60 days of such filing.

12.5 LLC Membership Change. Lilly and ICOS will each have the right, but not the obligation, to terminate this Agreement if the other Party ceases to be a Member (as defined in Section 1.1 of the LLC Agreement) of the Company. Termination under this Section 12.5 will be effective upon thirty (30) days written notice from the Party that desires to exercise such termination right to the other Parties.

12.6 Effect of Termination. Termination of this Agreement will not operate to release any Party from any obligation or liability incurred under the terms of this Agreement prior to or upon termination hereof. Any provision of this Agreement which by its context is intended to apply after termination of this Agreement will survive its termination, including the provisions of Article VI (Regulatory Matters), Article VII (Reimbursement of Costs and Expenses), Article XIII (Indemnification), and Article XIV (Confidentiality).

ARTICLE XIII

INDEMNIFICATION

13.1 Indemnification by the Company. The Company shall indemnify, defend and hold ICOS harmless from and against any losses, including product liability, which arise from any claim, lawsuit or other action by a third party arising out of the manufacture of the Product, the breach by the Company of its warranties or obligations under this Agreement, or the negligence or willful misconduct of the Company, its employees or its agents, except to the extent such losses result from (i) the breach by Lilly and/or ICOS of their respective warranties or obligations hereunder or (ii) the negligence or willful misconduct of Lilly and/or ICOS, their respective employees or their respective agents. The Company shall indemnify, defend and hold Lilly harmless in the same manner and under the same conditions, except to the extent Lilly is obligated to indemnify, defend and hold harmless the Company and its Affiliates pursuant to the Manufacturing Agreement between Lilly and the Company.

13.2 Indemnification By Lilly. Lilly shall indemnify, defend and hold the Company and ICOS harmless from and against any losses which arise from any claim, lawsuit or other action by a third party arising out of the breach by Lilly of its warranties or obligations under this Agreement, or the negligence or willful misconduct of Lilly, its employees or its agents, except to the extent such losses result from (i) the breach by the Company and/or ICOS of their respective warranties or obligations hereunder or (ii) the negligence or willful misconduct of the Company and/or ICOS, their respective employees or their respective agents.

13.3 Indemnification by ICOS. ICOS shall indemnify, defend and hold the Company and Lilly harmless from and against any losses which arise from any claim, lawsuit or other action by a third party arising out of the breach by ICOS of its warranties or obligations under this Agreement, or the negligence or willful misconduct of ICOS, its employees or its agents, except to the extent such losses result from (i) the breach by the Company and/or Lilly of their respective warranties or obligations hereunder or (ii) the negligence or willful misconduct of the Company and/or Lilly, their respective employees or their respective agents.

13.4 Indemnification Procedures. A Party seeking indemnification hereunder (the “Indemnified Party”) will give written notice to the indemnifying Party (the “Indemnifying Party”) of its indemnification claims hereunder, specifying the amount and nature of the claim, and giving the Indemnifying Party the right to contest any such claim represented by counsel of its choice. If any such claim is made hereunder by the Indemnified Party and such claim arises from the claims of a third party against the Indemnified Party and the Indemnifying Party does not elect to undertake the defense thereof by written notice within fifteen (15) days after receipt of the original notice from the Indemnified Party, the Indemnified Party will be entitled to indemnity pursuant to the terms of this Agreement to the extent of its payment in respect of such claim. To the extent that the Indemnifying Party undertakes the defense of such claim in good faith by proceeding diligently at its expense, and without materially impairing the financial conditions or operations of the Indemnified Party, the Indemnified Party will be entitled to indemnity hereunder only if, and to the extent that, such defense is unsuccessful as determined by a final judgment of a court of competent jurisdiction or is settled with the consent of the Indemnifying Party. The Party defending a third-party claim will have the right to choose its own counsel.

ARTICLE XIV

CONFIDENTIALITY

Except as otherwise expressly provided in this Agreement, each Party will be subject to the confidentiality provisions provided under, pursuant to and in accordance with Section 2.7 of the LLC Agreement, which terms are by this reference incorporated in and made a part of this Agreement.

ARTICLE XV

MISCELLANEOUS

15.1 Subcontracting Permitted. Each Party acknowledges and agrees that portions of the work to be performed hereunder by the Company may be performed on its behalf by third Parties hired by the Company. If either Lilly or ICOS (as applicable, the “Subcontracting Party”) determines that proper execution of its obligations hereunder requires the retention, or either Party desires the retention, of one or more subcontractors, the Subcontracting Party will, prior to engaging a third party to perform services hereunder, obtain a written confidentiality agreement with the subcontractor(s) containing terms no less restrictive than those contained herein. In addition, the Subcontracting Party will be fully responsible to the Company and the other Party for any portion of the services performed by the subcontractor to the same extent as if such portion of the services was performed directly by the Subcontracting Party.

15.2 Third Party Sales Force. Subject to compliance with Section 5.2 and 15.1, Lilly and ICOS will each have the right to subcontract with third Parties to assist in performing the Details required of each such Party hereunder provided that: (a) no such third party is itself, nor is it controlled by, a pharmaceutical, biotechnology or other similar company that is marketing or selling any compound for any of the approved indications claimed by the Product and (b) the Subcontracting Party uses its best efforts to ensure that the sales and marketing efforts of the third Parties are integrated and coordinated fully with the sales and marketing strategies of the other Party.

15.3 Additional Joint Ventures or Other Structures. The Parties agree to review the need to create additional joint ventures or other business structures, in each case applying the global principles set forth herein to the greatest extent possible, if doing so would maximize the commercial potential of the Product to the Company in different countries and/or regions throughout the Shared Territory.

15.4 Force Majeure. No Party will be in breach of or liable to any other Party for loss or damages for any default or delay attributable to any Force Majeure event if the Party affected gives prompt notice of any such cause to the other Parties. The Party giving such notice of Force Majeure will take reasonable and diligent actions to cure such cause. In addition, the Parties will meet promptly to determine an equitable solution to the effects of any such event. In the event the Party affected by the Force Majeure event cannot resume its compliance with this Agreement within ninety (90) days of the event, then the other Party may terminate this Agreement. For purposes of this Agreement, “Force Majeure” will mean, without limitation, acts of God, war, fire, flood, earthquake, strike, labor dispute and the like, provided that such events were not within the reasonable control of the Party affected.

15.5 Non-Solicitation. From the Effective Date until the termination of activities contemplated by this Agreement and for a period of [*] thereafter, each Party agrees that it will not directly recruit, solicit or induce any employee, consultant or agent of another Party to terminate his or her relationship with such other Party, except as otherwise provided in Section 4.2(A). However, nothing set forth in this section will prohibit a Party from indirectly recruiting, soliciting or inducing such individual to leave the other Party through use of advertisements in trade journals and the like or from discussing employment opportunities with such individuals to the extent such individuals contact such Party first.

*Confidential Treatment Requested.

15.6 Use of Trademarks. Use of one Party’s trademark by another Party will be pursuant to a Trademark License Agreement in form and substance to be agreed upon by the Parties.

15.7 Limitation of Liability. EXCEPT AS MAY ELSEWHERE HEREIN SPECIFICALLY BE PROVIDED FOR OTHERWISE, IN NO EVENT WILL ANY PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, OR FOR ANY LOST PROFITS OF ANY OTHER PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT. THESE LIMITATIONS WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

15.8 Successors and Assigns. Except as otherwise provided herein, neither this Agreement nor any interest hereunder shall be assignable by either Party without the prior written consent of the other. This Agreement shall be binding upon the successors and permitted assignees of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section shall be void.

15.9 Incorporation by Reference. Each Party agrees to the incorporation of the following provisions, which terms are by this reference incorporated in and made a part of this Agreement (references are to the Section set forth in the LLC Agreement): (a) Dispute Resolution — Article 12, (b) Notices — Section 16.1, (c) Waiver — Section 16.2, (d) Severability — Section 16.3, (e) Further Assurances — Section 16.5, (f) Governing Law — Section 16.6, (g) Counterparts — Section 16.7, (h) Limitation on Rights of Others — Section 16.8, (i) Entire Agreement; Amendment — Section 16.10, (j) Expenses — Section 16.11, (k) Construction — Section 16.12, (l) Disclaimer of Agency — Section 16.13, (m) Rights and Remedies — Section 16.14, and (n) Attorneys’ Fees — Section 16.15.

15.10 Applicability. This Agreement applies only to the activities of the Parties in the Shared Territory.

15.11 Transition to Amended and Restated Agreement. This Amended and Restated Marketing and Sales Service Agreement has been executed on the dates marked below with retroactive effect to January 1, 2003; provided, however, that neither Party shall be deemed in breach of this Agreement for failure to timely give or make any notice, report, or accounting prior to the date of execution of this Amended and Restated Marketing and Sales Service Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives in the manner legally binding as of the date first above written.

LILLY ICOS LLC		ELI LILLY AND COMPANY

By:	/s/ Paul Clark	By:	/s/ John C. Lecheiter
Name:	Paul Clark	Name:	John C. Lecheiter
Title:	Chairman	Title:	Exec. VP, Pharmaceutical Operations
Date:	December 17, 2004	Date:	December 16, 2004
On behalf of Eli Lilly and Company, Member

ICOS CORPORATION

By:	/s/ Paul Clark
Name:	Paul Clark
Title:	President and CEO
Date:	December 17, 2004
On behalf of ICOS Corporation, Member

Exhibit A

Cost Per Sales Representative

I.	ICOS Cost Per Sales Representative

Country	Initial Year ICOS Cost per Sales Representative
United States	[*]

II.	Lilly Cost Per Sales Representative

Country	Currency	2003 Cost per Sales Representatives
United States	USD	[*]
France	EUR	[*]
Germany	EUR	[*]
Italy	EUR	[*]
Spain	EUR	[*]
United Kingdom	GBP	[*]
Austria	EUR	[*]
Belgium	EUR	[*]
Denmark/Iceland	DKK	[*]
Finland	EUR	[*]
Greece	EUR	[*]
Netherlands	EUR	[*]
Norway	NOK	[*]
Portugal	EUR	[*]
Sweden	SEK	[*]
Switzerland	CHF	[*]
Canada	CAD	[*]
Mexico	MXN	[*]

*Confidential Treatment Requested.